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                                                                   Exhibit 6.(b)

                    FORM OF INVESTMENT ADVISORY AGREEMENT


                  THIS INVESTMENT ADVISORY AGREEMENT is made as of the ____ day of ________, ______ by and between RREEF SECURITIES TRUST, a Delaware business trust (the `Trust') on behalf of RREEF RREAL ESTATE SECURITIES FUND (the `Fund'), and DEUTSCHE ASSET MANAGEMENT, INC., a Delaware corporation (the `Advisor').


         WHEREAS, the Trust is registered as an open-end, diversified management investment company under the Investment Company Act of 1940, as amended (the `1940 Act'); and

         WHEREAS, the Advisor is registered as an investment advisor under the Investment Advisers Act of 1940, as amended, and engages in the business of acting as an investment advisor; and

         WHEREAS, the Trust and the Advisor desire to enter into an agreement to provide investment advisory and administrative services for the Fund on the terms and conditions hereinafter set forth.

         NOW THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, the receipt whereof is hereby acknowledged, the parties hereto agree as follows:

         1. Appointment of Investment Advisor. The Trust hereby appoints the Advisor to act as the Fund's investment advisor. The Advisor shall manage the Fund's affairs and shall supervise all aspects of the Fund's operations (except as otherwise set forth herein), including the investment and reinvestment of the cash, securities or other properties comprising the Fund's assets, subject at all times to the policies and control of the Trust's Board of Trustees. The Advisor shall give the Fund the benefit of its best judgment, efforts and facilities in rendering its services as Advisor.

         2. Delivery of Documents. The Trust has furnished the Advisor with copies properly certified or authenticated of each of the following:

                  (a) The Trust's Declaration of Trust, filed with the State of Delaware on September 15, 1999 and all amendments thereto (such Declaration of Trust, as presently in effect and as they shall from time to time be amended, are herein called the `Declaration of Trust');

                  (b) The Trust's By-Laws and all amendments thereto (such By-Laws, as presently in effect and as they shall from time to time be amended, are herein called the `By-Laws');

                  (c) Resolutions of the Trust's Board of Trustees and shareholders authorizing the appointment of the Advisor and approving this Agreement;


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                  (d) The Trust's Notification of Registration filed pursuant to
         Section 8(a) of the Investment Company Act of 1940 on Form N-8A under the 1940 Act as filed with the Securities and Exchange Commission (the `SEC') on September 21, 1999;

                  (e) The Fund's Registration Statement on Form N-1A under the Securities Act of 1933, as amended (the `1933 Act') (File No. 333-87521) and under the 1940 Act as filed with the SEC on September 21, 1999 relating to the shares of the Fund and its series, and all amendments thereto; and

                  (f) The Fund's most recent prospectus (such prospectus, as presently in effect, and all amendments and supplements thereto are herein called `Prospectus'). The Fund will furnish the Advisor from time to time with copies, properly certified or authenticated, of all amendments or supplements to the foregoing, if any, and all documents, notices and reports filed with the SEC.

         3. Duties of Investment Advisor. In carrying out its obligations under
Section 1 hereof, the Advisor shall:

                  (a) supervise and manage all aspects of the Fund's operations, except for distribution services;

                  (b) formulate and implement continuing programs for the purchases and sales of securities, consistent with the investment objective and policies of the Fund;

                  (c) provide the Fund with such executive, administrative and clerical services as are deemed advisable by the Trust's Board of Trustees;

                  (d) provide the Fund with, or obtain for it, adequate office space and all necessary office equipment and services, including telephone service, utilities, stationery, supplies and similar items for the Fund's principal office;

                  (e) obtain and evaluate pertinent information about significant developments and economic, statistical and financial data, domestic, foreign or otherwise, whether affecting the economy generally or the Fund, and whether concerning the individual issuers whose securities are included in the Fund's portfolio or the activities in which they engage, or with respect to securities which the Advisor considers desirable for inclusion in the Fund's portfolio;

                  (f) determine which issuers and securities shall be represented in the Fund's portfolio and regularly report thereon to the Trust's Board of Trustees;

                  (g) take all actions necessary to carry into effect the Fund's purchase and sale programs;

                  (h) supervise the operations of the Fund's transfer and dividend disbursing agent;

                  (i) provide the Fund with such administrative and clerical services for the maintenance of certain shareholder records, as are deemed advisable by the Trust's Board of Trustees; and

                  (j) arrange, but not pay for, the periodic updating of prospectuses and supplements thereto, proxy material, tax returns, reports to the shareholders of the Fund and reports to and filings with the SEC and state Blue Sky authorities.


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         4. Broker-Dealer Relationships. In the event that the Advisor is responsible for decisions to buy and sell securities for the Fund, broker-dealer selection, and negotiation of its brokerage commission rates, the Advisor's primary consideration in effecting securities transactions will be to obtain the best price and execution on an overall basis. In performing this function the Advisor shall comply with applicable policies established by the Board of Trustees and shall provide the Board of Trustees with such reports as the Board of Trustees may require in order to monitor the Fund's portfolio transaction activities. In certain instances the Advisor may make purchases of underwritten issues at prices which include underwriting fees. In selecting a broker-dealer to execute each particular transaction, the Advisor will take the following into consideration: the best net price available; the reliability, integrity and financial condition of the broker-dealer; the size of and difficulty in executing the order; and the value of the expected contribution of the broker-dealer to the investment performance of the Fund on a continuing basis. Accordingly, the price to the Fund in any transaction may be less favorable than that available from another broker-dealer if the difference is reasonably justified by other aspects of the portfolio execution services offered. Subject to such policies as the Board of Trustees may determine, the Advisor shall not be deemed to have acted unlawfully or to have breached any duty created by this Agreement or otherwise solely by reason of its having caused the Fund to pay a broker-dealer that provides brokerage and research services to the Advisor an amount of commission for effecting a portfolio investment transaction in excess of the amount of commission another broker-dealer would have charged for effecting transaction, if the Advisor determines in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such broker-dealer, viewed in terms of either that particular transaction or the Advisor's overall responsibilities with respect to the Fund. The Advisor is further authorized to allocate the orders placed by it on behalf of the Fund to such broker-dealers who also provide research or statistical material or other services to the Fund or the Advisor. Such allocation shall be in such amounts and proportions as the Advisor shall determine and the Advisor will report on said allocation regularly to the Board of Trustees of the Fund, indicating the broker-dealers to whom such allocations have been made and the basis therefor.

         Consistent with the Conduct Rules of the National Association of Securities Dealers, Inc., and subject to seeking the most favorable price and execution available and such other policies as the Trustees may determine, the Advisor may consider services in connection with the sale of shares of the Fund as a factor in the selection of broker-dealers to execute portfolio transactions for the Fund.

         Subject to the policies established by the Board of Trustees in compliance with applicable law, the Advisor may direct Deutsche Bank Securities Inc. or its affiliates (`DB Securities') to execute portfolio transactions for the Fund on an agency basis. The commissions paid to DB Securities must be, as required by Rule 17e-1 under the 1940 Act, `reasonable and fair compared to the commission, fee or other remuneration received or to be received by other brokers in connection with comparable transactions involving similar securities during a comparable period of time.' If the purchase or sale of securities consistent with the investment policies of the Fund or one or more other accounts of the Advisor is considered at or about the same time, transactions in such securities will be allocated among the accounts in a manner deemed equitable by the Advisor. DB Securities and the Advisor may combine such transactions, in accordance with applicable laws and regulations, in order to obtain the best net price and most favorable execution.

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         The Fund will not deal with the Advisor or DB Securities in any transaction in which the Advisor or DB Securities acts as a principal with respect to any part of the Fund's order. If DB Securities is participating in an underwriting or selling group, the Fund may not buy portfolio securities from the group except in accordance with policies established by the Board of Trustees in compliance with the rules of the SEC.

         5. Control by Board of Trustees. Any management or supervisory activities undertaken by the Advisor pursuant to this Agreement, as well as any other activities undertaken by the Advisor on behalf of the Fund pursuant thereto, shall at all times be subject to any applicable directives of the Board of Trustees of the Trust.

         6. Compliance with Applicable Requirements. In carrying out its obligations under this Agreement, the Advisor shall at all times conform to:

                  (a) all applicable provisions of the 1940 Act and any rules and regulations adopted thereunder;

                  (b) the provisions of the Registration Statement of the Trust under the Securities Act of 1933 and 1940 Act;

                  (c) the provisions of the Declaration of Trust;

                  (d) the provisions of the By-Laws; and

                  (e) any other applicable provisions of Federal and State law.

         7. Expenses. The expenses connected with the Fund shall be allocable between the Fund and the Advisor as follows:

                  (a) The Advisor shall, subject to compliance with applicable banking regulations, furnish, at its expense and without cost to the Fund, the services of one or more officers of the Fund, to the extent that such officers may be required by the Fund, for the proper conduct of its affairs.


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                  (b) The Fund assumes and shall pay or cause to be paid all other expenses of the Fund, including, without limitation: payments to the Fund's distributor under the Fund's plan of distribution; the charges and expenses of any registrar, any custodian or depository appointed by the Fund for the safekeeping of its cash, portfolio securities and other property, and any transfer, dividend or accounting agent or agents appointed by the Fund; brokers' commissions chargeable to the Fund in connection with portfolio securities transactions to which the Fund is a party; all taxes, including securities issuance and transfer taxes, and fees payable by the Fund to Federal, State or other governmental agencies; the costs and expenses of engraving or printing of certificates representing shares of the Fund; all costs and expenses in connection with the registration and maintenance of registration of the Fund and its shares with the SEC and various states and other jurisdictions (including filing fees, legal fees and disbursements of counsel); the costs and expenses of printing, including typesetting, and distributing prospectuses and statements of additional information of the Fund and supplements thereto to the Fund's shareholders; all expenses of shareholders' and Trustees' meetings and of preparing, printing and mailing of proxy statements and reports to shareholders; fees and travel expenses of trustees or director members of any advisory board or committee; all expenses incident to the payment of any dividend, distribution, withdrawal or redemption, whether in shares or in cash; charges and expenses of any outside service used for pricing of the Fund's shares; charges and expenses of legal counsel, including counsel to the Trustees of the Trust who are not `interested persons' (as defined in the 1940 Act) of the Fund and of independent accountants, in connection with any matter relating to the Fund; membership dues of industry associations; interest payable on Fund borrowings; postage; insurance premiums on property or personnel (including officers and trustees) of the Fund which inure to its benefit; extraordinary expenses (including but not limited to, legal claims and liabilities and litigation costs and any indemnification related thereto); and all other charges and costs of the Fund's operation unless otherwise explicitly provided herein.

         8. Delegation of Advisory Services.

                  (a) Subject to the approval of the Board of Trustees including a majority of the Trust's Trustees who are not `interested persons' (as defined in the 1940 Act) of the Fund and shareholders of the Fund, the Advisor may delegate to an unaffiliated sub-advisor its duties enumerated in Section 3, hereof. The Advisor shall continue to supervise the activities of any such sub-advisor and shall report regularly thereon to the Trust's Board of Trustees, but shall not be responsible for the sub-advisor's performance under the sub-advisory agreement.

                  (b) Subject to the prior approval of a majority of the members of the Trust's Board of Trustees, including a majority of the Trustees who are not `interested persons,' as defined in the 1940 Act, the Advisor may, through a sub-advisory agreement or other arrangement, delegate to any other company that the Advisor controls, is controlled by, or is under common control with, or to specified employees of any such companies, or to more than one such company, to the extent permitted by applicable law, certain of the Advisor's duties enumerated in Section 3 hereof, and may adjust the duties of such entity, the portion of portfolio assets of the Series that such entity shall manage and the fees to be paid to such who are not `interested persons,' as defined in the 1940 Act; provided, that the Advisor shall continue to supervise the services provided by such company or employees and any such delegation shall not relieve the Advisor of any of its obligations hereunder.

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                  (c) The Advisor may, but shall not be under any duty to,
perform services on behalf of the Fund which are not required by this Agreement upon the request of the Trust's Board of Trustees. Such services will be performed on behalf of the Fund and the Advisor's charge in rendering such services may be billed monthly to the Fund, subject to examination by the Fund's independent accountants. Payment or assumption by the Advisor of any Fund expense that the Advisor is not required to pay or assume under this Agreement shall not relieve the Advisor of any of its obligations to the Fund nor obligate the Advisor to pay or assume any similar Fund expense on any subsequent occasions.

         9. Compensation. For the services to be rendered and the expenses assumed by the Advisor, the Fund shall pay to the Advisor monthly compensation at an annual rate of 0.65% of the first $100 million of the Fund's average daily net assets, 0.55% of the Fund's average daily net assets exceeding $100 million but not exceeding $200 million, 0.50% of the Fund's average daily net assets exceeding $200 million but not exceeding $300 million and 0.45% of the Fund's average daily net assets exceeding $300 million.


         Except as hereinafter set forth, compensation under this Agreement shall be calculated and accrued daily and the amounts of the daily accruals shall be paid monthly. If this Agreement becomes effective subsequent to the first day of a month or shall terminate before the last day of a month, compensation for that part of the month this Agreement is in effect shall be prorated in a manner consistent with the calculation of the fees as set forth above. Payment of the Advisor's compensation for the preceding month shall be made as promptly as possible.

         10. Non-Exclusivity. The services of the Advisor to the Fund are not to be deemed to be exclusive, and the Advisor shall be free to render investment advisory and corporate administrative or other services to others (including other investment companies) and to engage in other activities, so long as its services under this Agreement are not impaired thereby. It is understood and agreed that officers or directors of the Advisor may serve as officers or Trustees of the Trust, and that officers or Trustees of the Trust may serve as officers or directors of the Advisor to the extent permitted by law; and that the officers and directors of the Advisor are not prohibited from engaging in any other business activity or from rendering services to any other person, or from serving as partners, officers, trustees or directors of any other firm, trust or corporation, including other investment companies.

         11. Term and Renewal. This Agreement shall become effective as of the date hereof and shall continue in force and effect, subject to Section 12 hereof, for two years from the date hereof. Following the expiration of its initial two-year term, this Agreement shall continue in force and effect from year to year, provided that such continuance is specifically approved at least annually:

                  (a) (i) by the Trust's Board of Trustees or (ii) by the vote of a majority of the outstanding voting securities (as defined in the 1940 Act), and

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                  (b) by the affirmative vote of a majority of the Trustees who are not parties to this Agreement or `interested persons' (as defined in the 1940 Act) of a party to this Agreement (other than as Trustees of the Trust) by votes cast in person at a meeting specifically called for such purpose.

         12. Termination. This Agreement may be terminated without the payment of any penalty, by the Fund upon vote of the Trust's Board of Trustees or a vote of a majority of the Fund's outstanding voting securities (as defined in the 1940 Act), or by the Advisor, upon sixty (60) days' written notice to the other party. This Agreement shall automatically terminate in the event of its assignment (as defined in the 1940 Act).


         13. Liability of Advisor. In the performance of its duties hereunder, the Advisor shall be obligated to exercise care and diligence and to act in good faith and to use its best efforts within reasonable limits to ensure the accuracy of all services performed under this Agreement, but the Advisor shall not be liable for any act or omission which does not constitute willful misfeasance, bad faith or gross negligence on the part of the Advisor or its officers, directors or employees, or reckless disregard by the Advisor of its duties under this Agreement.

         14. Non-Liability of Trustees and Shareholders. Any obligation of the Trust hereunder shall be binding only upon the assets of the Trust or the applicable series thereof, and shall not be binding upon any Trustee, officer, employee, agent, or shareholder of the Trust. Neither the authorization of any action by the Trustees or the shareholders of the Trust nor the execution of this Agreement on behalf of the Trust shall impose any liability upon any Trustee or shareholder.

         15. Notices. Any notices under this Agreement shall be in writing, addressed and delivered or mailed postage paid to the other party at such address as such other party may designate for the receipt of such notice. Until further notice to the other party, it is agreed that the address of the Trust for this purpose shall be 875 North Michigan Avenue, 41st Floor, Chicago, Illinois 60611 and the address of the Advisor for this purpose shall be 280 Park Avenue, New York, New York 10017.

         16. Questions of Interpretation. Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the 1940 Act shall be resolved by reference to such term or provision of the 1940 Act and to interpretations thereof, if any, by the United States courts or in the absence of any controlling decision of any such court, by rules, regulations or orders of the SEC issued pursuant to the 1940 Act. In addition, where the effect of a requirement of the 1940 Act reflected in any provision of this Agreement is revised by rule, regulation or order of the SEC, such provision shall be deemed to incorporate the effect of such rule, regulation or order. Otherwise the provisions of this Agreement shall be interpreted in accordance with the laws of Delaware.


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         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in duplicate by their respective officers on the day and year first above written.



[SEAL]                                     RREEF SECURITIES TRUST

Attest:                                    By:
        --------------------------              -------------------------------
Name:                                      Name:
      ----------------------------               -------------------------------
                                           Title:
                                                 -------------------------------


[SEAL]                                     DEUTSCHE ASSET MANAGEMENT, INC.

Attest:                                    By:
        --------------------------              -------------------------------
Name:                                      Name:
      ----------------------------               -------------------------------
                                           Title:
                                                 -------------------------------